File No. 70-8173
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 5
                        (Post-Effective Amendment No. 1)
                                       to
                                    Form U-1

                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935

                                SOUTHERN COMPANY
                              270 Peachtree Street
                           Atlanta, Georgia 30303-1205

                 SOUTHERN DEVELOPMENT AND INVESTMENT GROUP, INC.
                        241 Ralph McGill Boulevard, N.E.
                           Atlanta, Georgia 30308-3374

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                                SOUTHERN COMPANY

                 (Name of top registered holding company parent
                         of each applicant or declarant)

                            Tommy Chisholm, Secretary
                                Southern Company
                              270 Peachtree Street
                           Atlanta, Georgia 30303-1205

                     (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and commissions to:

      W. L. Westbrook                           Kevin J. Fletcher
  Financial Vice President                          President
      Southern Company               Southern Development & Investment Group
    270 Peachtree Street                 241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308-3374                Atlanta, Georgia 30308-3374

                             John D. McLanahan, Esq.
                                Troutman Sanders
                           600 Peachtree Street, N.E.
                         Suite 5200 - NationsBank Plaza
                           Atlanta, Georgia 30308-3216


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                              INFORMATION REQUIRED

         By order dated January 25, 1995 (HCAR No. 26221) ("Order"), the Commission authorized, among other things, Southern Development and Investment Group, Inc. ("Development") to invest the following amounts from time to time through December 31, 1998, for the following purposes, as described in detail in the Order: (a) $175 million to enable Development to develop, construct or acquire a prototype energy management network; (b) $40 million to finance the costs of equipment or provide customer financing of equipment in connection with energy management and efficiency services provided by Development; (c) $20 million to fund the estimated costs of commercializing the POWERcall (TM) technology; (d) $20 million for working capital in connection with its research and development activities; (e) $10 million to pay development costs associated with potential investments in energy and resource recovery facilities; (f) $5 million for technical consulting activities; and (g) $5 million to fund the licensing of intellectual property to nonaffiliates.
         By the same Order, the Commission authorized The Southern Company ("Southern") to invest up to an aggregate of $275 million outstanding at any one time through December 31, 1998 through any combination of purchases of Development's common stock, cash capital contributions or loans to Development, conversions of any such loans to equity investments, guarantees of loans to Development by banks or other lending institutions, or guarantees by Southern of other recourse liabilities of Development.
         By the same Order, the Commission authorized Development to provide energy and resource recovery facilities, provided that no more than 50% of its equity investments in those facilities are outside the four state area served by the Operating Companies. By the same Order, the Commission authorized Development to commercialize POWERcall (TM), provided that revenues derived from that service outside of the Operating Companies' service territories do not exceed those derived from within the territory. By the same Order, the Commission authorized Development to engage in energy management services, provided that revenues attributable to customers outside of Southern's service territory do not exceed the revenues attributable to customers inside the region.
         By order dated June 20, 1995 (HCAR No. 26311), the Commission amended Rule 52, which exempts certain transactions involving the securities of the public-utility subsidiary companies of a registered public utility holding company from the requirement of prior Commission approval, to exempt the issuance and sale of certain types of securities of nonutility subsidiary companies of a registered holding company in connection with routine financing transactions. The Commission also amended Rule 45(b)(4) and Rule 45(a) to exempt capital contributions and open account advances by a parent company to a subsidiary company.
         Although the amendments to Rule 52 and Rule 45 clearly remove any restriction upon Southern's authority to invest in authorized activities by Development, it is less clear that the amendments automatically remove limitations on the authorized investment by Development in a line of business. The previously authorized levels were based on then current business plans and did not represent any financial, operating or public policy judgment requiring those limitations. Although Development has not nearly exhausted the overall authorization, the smaller individual authorizations , if effective, will unnecessarily encumber Development's operations.
         The lines of business Development participates in are designed to have synergies with the operation of Southern's integrated electric utility system. Initial market demand for those goods and services, however, may be in locations other than the Southern electric service territory.
         The Commission, by adopting Rule 58, has determined that geographic and revenue restrictions should not apply to energy-related diversification by registered holding companies. Although not all of Development's activities fall within the scope of Rule 58, they all fall within the scope of permissible diversification without geographic restriction. To the extent Development's activities are not "energy-related," they are telecommunications services which could be conducted by an Exempt Telecommunications Company pursuant to 15 U.S.C. ss. 79z-SC (1997). There accordingly is no reason to retain revenue and geographic restrictions in the programs authorized for Development.
         By order dated July 27, 1995 (HCAR 26342), the Commission amended an earlier order to remove a 50% limitation upon Entergy SASI's energy management services business. The initial order had allowed Entergy SASI to serve customers outside its affiliated operating companies' states only provided that no more than 50%of the company's annual revenues would be derived from activities outside that region.
         Development now proposes to post-effectively amend the application-declaration in this proceeding as follows:

Dollar Limits on Financing By Southern
Item 1.
         The entire second paragraph of Item 1.2, Summary of Requested Authorization, which begins "In connection with the foregoing" and ends "as well as to pay other general ad administrative expenses" is hereby deleted, and in lieu thereof, the following is added:

         "Southern is proposing herein to make additional investments in Development from time to time in accordance with the Commission's Rule 52, promulgated under the Public Utilities Holding Company Act of 1934, found at 17 CFR ss. 250.52. Southern will seek Commission approval for any investments for which approval would be required under Rule 52."

Item 2.
         The first sentence of the sixth paragraph of Item 1.3(d) which states "In addition, Development requests authority to use up to $35 million of the funds provided by Southern, as discussed in Item 1.4(b), below, to make equity investments in energy efficiency and conservation assets and/or loans to customers to enable such customers to finance the purchase of such assets," is hereby deleted, and in lieu thereof, the following is added:

         "Development requests authority to make equity investments in energy efficiency and conservation assets and/or loans to customers to enable such customers to finance the purchase of such assets."

Item 3.
         The fourth to the last sentence of the second to last paragraph in Item 1.3(g), which states, "All investments in these projects of partnerships beyond development of the projects will be the subject of additional filings with the Commission, as will permanent financings and related matters," is hereby deleted, and in lieu thereof, the following is added:

         "All financing for these projects by Southern will be made in compliance with the Commission's Rule 52, promulgated under the Public Utility Holding Company Act of 1935, found at 17 CFR ss. 250.52. Southern will seek Commission approval for any investments for which approval would be required under Rule 52."

Item 4.
         The entire Item 1.4, Requested Financing Authority, which begins "Southern hereby requests authority to commit up to an aggregate of $275,000,000" and ends "In order to conduct the activities set forth in Item 1.3(g) hereof" is hereby deleted, and in lieu thereof, the following is added:

         "All financing by Southern for use by Development will be made in compliance with the Commission's Rule 52, promulgated under the Public Utility Holding Company Act of 1935, found at 17 CFR ss. 250.52. Southern will seek Commission approval for any investments for which approval would be required under Rule 52."

Item 5.
         The second sentence of the sixth paragraph of Item 1.5, Indemnification's and Guarantees, which states, "This authority is in addition to the $275,000,000 financing authority set forth in Item 1.4 above" is hereby deleted, and in lieu thereof, the following is added:

         "This authority is in addition to any financing authority which Southern may have under law, under future Commission orders, or pursuant to Item
1.4 above."

Geographic Limitations on Revenue and Investment
Item 6.
         The entire fifth paragraph of Item 1.3(d), which begins "Development requests authority to provide the energy management" and ends "HCA Rel No. 35-24348 (March 18, 1987)" is hereby deleted, and in lieu thereof, the following is added:

         "Development requests authority to provide the energy management and DSM services described above to customers, without limitation, located both within and outside of the Southern system service territory, to fully utilize its resources and skills and to profit from attractive opportunities to employ its excess resources. See Entergy Corporation, et. al Memorandum Opinion and order Amending Prior Order to Remove 50% Limitation upon Activities of Energy Management Subsidiary, HCAR 26342 (July 27, 1995)."

Item 7.
         The third sentence of the second to last paragraph of Item 1, which states, "The applicants propose that such activities be subject to a 50 percent revenue restriction" is hereby deleted.

Item 8.
         The last sentence of the second to last paragraph of Item 1, which states, "Southern has agreed to a 50 percent revenue restriction so that the activities can be presumed, consistent with CSW Credit, to be primarily of the integrated electric utility system" is hereby deleted.

Item 9.
         The second to last sentence of the last paragraph of Item 1, which states, "Again, to avoid any misunderstanding on that point, Southern has agreed to a 50 percent revenue restriction" is hereby deleted.
Exhibit G A Form of Notice is submitted herewith.

                                   SIGNATURES
                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.


January 23, 1998                         THE SOUTHERN COMPANY



                                         By:  /s/Tommy Chisholm
                                                 Tommy Chisholm
                                                    Secretary



                                         THE SOUTHERN DEVELOPMENT AND
                                         INVESTMENT GROUP, INC.



                                         BY:  /s/Tommy Chisholm
                                                 Tommy Chisholm
                                                    Secretary